EXHIBIT 10.1
Employment Offer Letter
March 14, 2006
Adam Shelton
5771 Owl Light Terrace
Santa Rosa, CA 95409
Dear Adam,
We are pleased to extend this formal offer to you to join Superconductor Technologies Inc. in an exempt position as Vice President of Product Management and Marketing reporting to Jeff Quiram, President and Chief Executive Officer. Your scheduled starting date of employment is April 3, 2006.
Your salary will be $240,000 per year. You will be granted 55,000 stock options, which will be priced on your hiring date, subject to Board approval. In addition, you will be paid a one-time bonus of $75,000 upon joining STI. If you leave within 12 months of your hire date, you agree to repay this bonus.
You will also participate in our Executive Incentive Plan where you will be eligible to receive an additional 40% target incentive. We will provide this information in a separate document. Also, any business car mileage will be reimbursed @ 43 cents per mile.
You will be eligible for STI’s standard benefits on the 1st of the following month from the date of hire. These benefits include medical, vision and dental insurance, 15 vacation days annually, 9 paid holidays per year, life insurance two (2) times your salary (up to a maximum of $300,000), voluntary employee-paid life insurance, short and long term disability insurance, a Section 125 Plan, and a 401(k) plan (monthly entry dates). I am enclosing a benefits summary sheet that describes all of our benefit plans.
In accepting this offer, you agree that this position is for no set term, and that our employment relationship is strictly voluntary and at-will on both sides. Consequently the relationship may be terminated by either party at any time, with or without notice, with or without cause or reason.
Your signature at the end of this letter also confirms that no promises or agreements contrary to our at-will relationship have been committed to you during any of your pre-employment discussions with STI employees, and that this letter contains our complete agreement regarding the terms and conditions of your employment.
Should you accept this offer, please sign and return the original copy of this letter (for your convenience I have enclosed a copy for your records).
Also, please bring two pieces of identification (i.e., Social Security Card, Valid Driver’s License or a U.S. Passport) with you when you visit Santa Barbara, CA to show that you are legally eligible to work in the United States. Should you have any questions regarding this offer or STI, please feel free to contact me.
We are excited about the prospect of you joining our team. I am sure that you will find the STI environment stimulating and rewarding and I believe that you will play a key role in STI’s future growth.
Sincerely,
Karen Salcido
Manager, Human Resources
(805) 690-4696

29

I accept this offer of employment with Superconductor Technologies and agree to the terms and conditions outlined in this letter.

Signed

Date

30